Exhibit 3.1

FIRST AMENDMENT TO

THE AMENDED AND RESTATED BY-LAWS OF

COMSYS IT PARTNERS, INC.

This First Amendment to the Amended and Restated By-Laws, adopted as of September 30, 2004 (the “By-Laws”), of COMSYS IT Partners, Inc., a Delaware corporation, hereby amends the By-Laws in the following respects:

1. The first and second sentences of Section 5.1 of Article V are hereby deleted and replaced in their entirety with the following language:

“The Board may designate one or more committees, and one or more subcommittees thereof, each committee to consist of one or more of the directors. During the Special Voting Period, (a) Group B Directors shall constitute a majority of the Compensation Committee and such committee shall have at least one Group A Director, provided, however, that the requirement to have at least one Group A Director shall not apply to any subcommittee of the Compensation Committee, and (b) the Audit Committee shall have at least one Group A Director.”

Dated: April 28, 2005

COMSYS IT PARTNERS, INC.

By:	/s/ MICHAEL T. WILLIS
Michael T. Willis
Chairman of the Board, Chief Executive Officer and President